EXHIBIT 10.2

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
OF R. DOUGLAS ORR

This is the Second Amendment (“Second Amendment”) to the Employment Agreement of R. Douglas Orr originally entered into as of April 30, 2010, as amended with Amendment No. 1 effective as of July 23, 2013 (the "Agreement"), by and between First Cash Financial Services, Inc. (the “Company”), a Delaware corporation, and R. Douglas Orr (the "Executive"). This Second Amendment is effective as of June 12, 2014.

WHEREAS, Executive is presently serving the Company as Executive Vice President, Chief Financial Officer, Secretary and Treasurer pursuant to the Agreement, and the parties desire to modify the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The fifth paragraph under Section 6 is hereby deleted in its entirety and replaced with the following:

“Lastly, Employee shall be eligible to terminate this Agreement (except the provisions of Section 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15) and the employment relationship created hereby for Good Reason following the occurrence of a Change in Control by providing notice 30 days' prior to the date the Employee intends to terminate his Employment for Good Reason, and stating with specificity the basis for Employee’s contention that Good Reason exists (such notice must be given within 90 days after the Employee first becomes aware that the facts and circumstances constituting Good Reason exist and are continuing). The Employee may not terminate for Good Reason if the facts and circumstances constituting Good Reason are substantially cured by the Company within 30 days following notice to the Company. Should Employee timely and properly terminate pursuant to this paragraph for Good Reason following a Change of Control, employee shall be entitled to receive from Employer severance payments equal to 100 percent (100%) of Employee’s then current base salary, for remaining term of this Agreement, but in no event less than 12 months, subject to all payroll deductions for state and federal payroll and income taxes, and paid periodically following termination as if the Employee’s employment had not terminated. There shall be no other termination benefits or other financial obligations of any kind whatsoever, payable to Employee by Employer for a termination for Good Reason following a Change in Control.”

2.	A new term is added to the list of defined terms at the end of Section 6 as follows:

“(g) “Good Reason” for Employee's termination of his employment shall mean: (i) any material decrease in Base Salary or other material reduction in Employee's compensation as set forth under Section 4; (ii) the assignment to Employee of duties inconsistent in any material respect with the Employee's then current positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any other action by the Company which results in a material diminution in those positions, authority, duties or responsibilities; or (iii) any unapproved relocation of Employee. Good Cause shall not exist if the Company cures within the period prescribed herein.”

3.	Except as modified herein, the remainder of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have duly executed this amendment to the Agreement, effective as the date specified above.

FIRST CASH FINANCIAL SERVICES, INC.		EXECUTIVE

By:
	Rick L. Wessel	R. Douglas Orr
Chairman of the Board

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